Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

K-V Pharmaceutical Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-44927, 333-00199, 333-48252 and 333-85516) on Form S-8 and the registration statements (Nos. 333-87402 and 333-106294) on Form S-3 of K-V Pharmaceutical Company (the Company) of our reports dated March 25, 2010, with respect to the consolidated balance sheets of K-V Pharmaceutical Company as of March 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009, and the related financial statement schedule for the years then ended, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 10-K of K-V Pharmaceutical Company.

Our report dated March 25, 2010 on the effectiveness of internal control over financial reporting as of March 31, 2009 expresses our opinion that K-V Pharmaceutical Company did not maintain effective internal control over financial reporting as of March 31, 2009 because of the effect of material weaknesses in the areas of entity-level controls (control awareness, personnel, identification and addressing risks, monitoring of controls, remediation of deficiencies and communication of information), financial statement preparation and review procedures (manual journal entries, account reconciliations, spreadsheets, customer and supplier agreements, stock-based compensation, Medicaid rebates and income taxes) and the application of accounting principles (inventories, property and equipment, employee compensation, reserves for sales allowances and financing transactions).

Our report dated March 25, 2010 on the consolidated financial statements contains an explanatory paragraph that states the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

St. Louis, Missouri

March 25, 2010